As filed with the Securities and Exchange Commission on September 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ATHIRA PHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-3368487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4000 Mason Road, Suite 300

Seattle, WA 98195

(Address of principal executive offices, including zip code)

2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan

2014 Equity Incentive Plan, as amended

(Full title of the plans)

Leen Kawas, Ph.D.

President and Chief Executive Officer

Athira Pharma, Inc.

4000 Mason Road, Suite 300

Seattle, WA 98195

(206) 221-8112

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael Nordtvedt

Bryan D. King

Donna Petkanics

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
Reserved for issuance under the 2020 Equity Incentive Plan	3,790,277 (2)	$17.00 (5)	$64,434,709.00	$8,363.63
Outstanding awards under the 2020 Equity Incentive Plan (Options)	943,223	$17.00 (6)	$16,034,791.00	$2,081.32
Reserved for issuance under the 2020 Employee Stock Purchase Plan	323,000 (3)	$14.45 (7)	$4,667,350.00	$605.83
Outstanding awards under the 2014 Equity Incentive Plan (Options)	996,814 (4)	$1.04 (8)	$1,036,686.56	$134.57
TOTAL:	6,053,314		$86,173,536.56	$11,185.35

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”), the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and the 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)

Represents (a) 4,733,500 shares of common stock initially available for grants under the 2020 Plan, less (b) options to purchase 943,223 shares of common stock granted pursuant to the 2020 Plan and outstanding as of the date of this Registration Statement. To the extent outstanding awards under the 2014 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for issuance under the 2020 Plan; provided, that the maximum number of shares that may be added to the 2020 Plan pursuant to the foregoing is 1,950,834 shares. See footnote 4 below.

(3)	Represents shares of common stock reserved for future issuance under the 2020 ESPP.

(4)

Represents options to purchase shares of our common stock outstanding as of the date of this Registration Statement. To the extent outstanding awards under the 2014 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for issuance under the 2014 Plan subject to certain limitations. See footnote 2 above.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $17.00 per share, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated September 17, 2020 relating to its initial public offering.

(6)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The price of $17.00 per share represents the exercise price per share.

(7)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $17.00 per share, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated September 17, 2020 relating to its initial public offering, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

(8)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.04 per share.

Proposed sale to take place as soon after the effective date of the Registration Statement as awards under the plans are granted, exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

Athira Pharma, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated September 17, 2020, filed with the Commission on September 18, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-248428), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39503) filed with the Commission on September 9, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, hold an aggregate of 13,706 shares of the Registrant’s common stock, which represent less than 1.0% of the Registrant’s outstanding shares of common stock.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Exhibit Description	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit

4.1	Specimen common stock certificate of the Registrant	S-1/A	333-248428	4.1	September 14, 2020

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)

99.1	2020 Equity Incentive Plan.	S-1/A	333-248428	10.5	September 8, 2020

99.2	Form of Stock Option Agreement under the 2020 Equity Incentive Plan	S-1/A	333-248428	10.6	September 8, 2020

99.3	Form of Restricted Stock Award Agreement under the 2020 Equity Incentive Plan	S-1/A	333-248428	10.7	September 8, 2020

99.4	Form of RSU Agreement under the 2020 Equity Incentive Plan	S-1/A	333-248428	10.8	September 8, 2020

99.5	2020 Employee Stock Purchase Plan and Form of Subscription Agreement thereunder	S-1/A	333-248428	10.10	September 8, 2020

99.6	2014 Equity Incentive Plan, as amended	S-1/A	333-248428	10.2	September 8, 2020

99.7	Form of Stock Option Agreement under the 2014 Equity Incentive Plan	S-1/A	333-248428	10.3	September 8, 2020

Item 9.Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 18, 2020.

ATHIRA PHARMA, INC.

By:	/s/ Leen Kawas
Leen Kawas, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leen Kawas and Glenna Mileson, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leen Kawas Leen Kawas	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2020

/s/ Glenna Mileson Glenna Mileson	Chief Financial Officer (Principal Accounting and Financial Officer)	September 18, 2020

/s/ Tadataka Yamada Tadataka Yamada	Chairman of the Board of Directors	September 18, 2020

/s/ Joseph Edelman Joseph Edelman	Director	September 18, 2020

/s/ John M. Fluke, Jr. John M. Fluke, Jr.	Director	September 18, 2020

/s/ James A. Johnson James A. Johnson	Director	September 18, 2020